Exhibit 1A-15.6

1810 Chapel Avenue West Cherry Hill, NJ 08002 (856) 661-1900 Fax: (856) 661-1919 www.flastergreenberg.com

ATTORNEYS AT LAW • A PROFESSIONAL CORPORATION

Markley S. Roderick, Esquire
Admitted in New Jersey & Pennsylvania
Direct Dial: (856) 661-2265
Email: mark.roderick@flastergreenberg.com

June 21, 2019

Filed Via EDGAR with Copy by Email

Pam Long, Office of Financial Services

Division of Corporate Finance

Securities and Exchange Commission

Washington, D.C. 20549

LongP@sec.gov

RE:	AF 2018 NPL A LLC (the “Company”)
Draft Offering Statement on Form 1-A
File No. 024-10947

Dear Ms. Long:

This is in response to your letter dated March 9, 2019.

For clarity, we have copied below the comments from your letter and provided our response below each comment.

This letter and the enclosures are simultaneously being filed through EDGAR.

Your Comment #1 – Part I: 1-A: Item 1. Issuer Information, page 1

Please revise the company's name in the Issuer Information section of Part I of Form 1-A to reflect your name change of March 27, 2019.

Our Response:

The name has been changed.

Your Comment #2 – Part II – Offering Circular: Financial Statements, page 47

Please disclose the period you have designated as your fiscal year-end and provide updated financial statements in accordance with paragraph (b)(3) of Part F/S of the Form 1-A General Instructions. In addition, provide the information required by Item 9 (Management’s Discussion and Analysis of Financial Condition and Results of Operations).

Our Response:

The Company’s fiscal year ends on 12/31.

We have enclosed updated financial statements and a new consent letter from the auditor.

The Management Discussion is in the Offering Circular.

Thank you again for your attention.

Very truly yours,

Markley S. Roderick

Enclosures
cc:	Mr. Paul Birkett (with enclosures)
Mr. Michael Zimmerman (with enclosures)